Exhibit 99.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

 Kulicke & Soffa Added to Membership of Russell 2000® Index and Russell 3000® Index

SINGAPORE – June 28, 2021 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa,” “K&S” or the “Company”), a global leader in the design and manufacture of semiconductor, LED and electronic assembly equipment, has been added as a member of the US small-cap Russell 2000® Index and the US all-cap Russell 3000® Index, effective after the US market opens on June 28, as part of the 2021 Russell indexes reconstitution. Membership in the Russell 2000® Index, which remains in place for one year, is based on membership in the broad-market Russell 3000® Index. The stock also was also added to the appropriate growth and value indexes.

“We value participation in this important benchmark and welcome the opportunity to reach a new group of investors as we continue to support exciting transitions in the semiconductor, automotive and display markets”, stated Fusen Chen, President and Chief Executive Officer.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 2000® Index and the Russell indexes reconstitution, go to the "Russell Reconstitution" section on the FTSE Russell website.

About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor, LED and electronic assembly solutions serving the global automotive, consumer, communications, computing and industrial markets. Founded in 1951, K&S prides itself on establishing foundations for technological advancement - creating pioneering interconnect solutions that enable performance improvements, power efficiency, form-factor reductions and assembly excellence of current and next-generation semiconductor devices.
Leveraging decades of development proficiency and extensive process technology expertise, Kulicke & Soffa’s expanding portfolio provides equipment solutions, aftermarket products and services supporting a comprehensive set of interconnect technologies including wire bonding, advanced packaging, lithography, and electronics assembly. Dedicated to empowering technological discovery, always, K&S collaborates with customers and technology partners to push the boundaries of possibility, enabling a smarter future.

About FTSE Russell
FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880-9309
F: +65-6880-9580
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Investor Relations & Strategic Initiatives
P: +1-215-784-7500
F: +1-215-784-6180
investor@kns.com
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